Exhibit 99.1

TELA Bio Announces Fourth Quarter and Full Year 2019 Financial Results

MALVERN, Pa., March 27, 2020 (GLOBE NEWSWIRE) -- TELA Bio, Inc. ("TELA") (Nasdaq: TELA), a commercial stage medical technology company focused on designing, developing and marketing a new category of tissue reinforcement materials to address unmet needs in soft tissue reconstruction, today reported financial results for the fourth quarter and full year ended December 31, 2019.

Recent Highlights

-	Recognized revenue of $4.9 million for the fourth quarter and $15.4 million for the full year 2019, representing increases of 100% and 87% respectively, over the corresponding periods of 2018

-	Awarded a group purchasing agreement for its full portfolio of OviTex hernia repair and OviTex PRS products

-	Continued to expand marketing activities to support the ongoing commercialization of OviTex and OviTex PRS product lines

-	Published positive one-year data from the BRAVO study evaluating OviTex for the treatment of ventral hernias

-	Completed its IPO raising $50.6 million in net proceeds

"2019 was a year of many accomplishments, including significant revenue growth driven by the adoption of our OviTex® and OviTex® PRS product lines, expansion of our commercial organization, the signing of a major group purchasing agreement, publication of compelling clinical data, and the completion of a successful IPO," said Antony Koblish, co-founder, President and Chief Executive Officer of TELA Bio. "As we look towards 2020, we share in a collective concern for the impact of the COVID-19 pandemic across the globe. While it is too early and uncertain to determine the actual effects of this pandemic on our business, we are beginning to feel the impact and intend to use many of our business levers to best position our Company for the long-term, leveraging our strong clinical data, sales, marketing and GPO strategies."

Fourth Quarter 2019 Financial Results

Revenue was $4.9 million for the fourth quarter of 2019, an increase of 100% compared to the prior year period. This increase was due primarily to the expansion of the commercial organization, increased penetration within existing customer accounts, as well as the introduction of larger sizes of OviTex during 2019.

Gross profit was $3.0 million for the fourth quarter of 2019, or 61% of revenue, compared to $1.0 million, or 42% of revenue, in the same period in 2018. The increase in gross margin was due primarily to the decrease in the charge recognized for excess and obsolete inventory.

Operating expenses were $8.8 million in the fourth quarter of 2019, compared to $6.5 million in the same period in 2018. The increase was due to the expansion of the salesforce and related activities, higher personnel costs and increased professional fees associated with operating as a public company.

Loss from operations was $5.8 million in the fourth quarter of 2019, compared to a loss from operations of $5.5 million in the same period in 2018.

Net loss was $6.5 million in the fourth quarter of 2019, compared to a net loss of $7.4 million in the same period in 2018.

Full Year 2019 Financial Results

Revenue was $15.4 million for the full year 2019, an increase of 87% compared to the full year of 2018. This increase was due primarily to the expansion of the commercial organization and increased penetration within existing customer accounts.

Gross profit was $9.3 million for the full year 2019, or 60% of revenue, compared to $2.9 million, or 36% of revenue, for the full year 2018. The increase in gross margin was due to the decrease in the charge recognized for excess and obsolete inventory.

Operating expenses were $28.4 million for the full year 2019, compared to $20.7 million in the prior year. The increase was due to the expansion of the salesforce, higher personnel costs and increased professional fees associated with operating as a public company, and a $2.2 million gain on litigation settlement that occurred in 2018.

Loss from operations was $19.2 million for the full year 2019, compared to a loss from operations of $17.8 million for the full year 2018. Excluding the $2.2 million gain on litigation settlement in 2018, loss from operations for the full year 2018 was $19.9 million.

Net loss was $22.4 million for the full year 2019, compared to a net loss of $21.1 million for the full year 2018. Excluding the $2.2 million gain on litigation settlement in 2018, net loss for the full year 2018 was $23.3 million.

Cash, cash equivalents and short-term investments on December 31, 2019 were $54.6 million, including net proceeds of $50.6 million from the Company's November 2019 initial public offering.

Financial Outlook

For the first quarter of 2020, TELA Bio expects total revenue to be in the range of $3.5 million to $4.0 million, representing growth of 6% to 21% over the prior year period. Due to uncertainties in procedural volume stemming from COVID-19 and its potential negative impact on its financials, TELA Bio is not providing guidance for the full year 2020. The Company intends to provide an update during its first quarter 2020 earnings call.

Conference Call and Webcast Details

The Company will host a live conference call and webcast to discuss these results on Friday, March 27, 2020 at 8:00 a.m. ET.

To participate in the call, please dial (855) 548-1219 (domestic) or (409) 217-8881 (international) and provide conference ID 8484307. The live webcast will be available on the Events & Presentations page of the investors section of TELA's website.

About TELA Bio, Inc.

TELA Bio, Inc. is a commercial stage medical technology company focused on designing, developing and marketing a new category of tissue reinforcement materials to address unmet needs in soft tissue reconstruction. TELA's products are designed to improve on shortcomings of existing biologics and minimize long-term exposure to permanent synthetic material. TELA's portfolio is supported by quality, data-driven science and extensive pre-clinical research that has consistently demonstrated advantages over other commercially available products.

Caution Regarding Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations are forward-looking statements and reflect the current beliefs of TELA's management. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors that could cause actual results and events to differ materially and adversely from those indicated by such forward-looking statements including, among others: the impact to our business of the ongoing COVID-19 pandemic, including any impact on our ability to market our products, demand for our products due to deferral of procedures using our products or disruption in our supply chain, our ability to achieve or sustain profitability, our ability to gain market acceptance for our products and to accurately forecast and meet customer demand, our ability to compete successfully, our ability to enhance our product offerings, development and manufacturing problems, capacity constraints or delays in production of our products, maintenance of coverage and adequate reimbursement for procedures using our products, product defects or failures. These and other risks and uncertainties are described more fully in the "Risk Factors" section and elsewhere in our filings with the Securities and Exchange Commission and available at www.sec.gov, including in our prospectus dated November 7, 2019. Any forward-looking statements that we make in this announcement speak only as of the date of this press release, and TELA assumes no obligation to updates forward-looking statements whether as a result of new information, future events or otherwise after the date of this press release, except as required under applicable law.

TELA Bio Contact

Stuart Henderson

Vice President, Corporate Development and Investor Relations
TELA Bio, Inc.
484-320-2930

Investor Contact

Greg Chodaczek

646-924-1769
ir@telabio.com

TELA Bio, Inc.

Consolidated Balance Sheets

(Unaudited, in thousands, except share and per share amounts)

	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$45,302	$17,278
Short-term investments	9,285	—
Accounts receivable, net	2,836	1,298
Inventory	4,603	4,348
Prepaid expenses and other assets	2,308	330
Total current assets	64,334	23,254
Property and equipment, net	677	758
Intangible assets, net	2,911	3,215
Total assets	$67,922	$27,227
Liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$3,171	$3,421
Accrued expenses	3,533	5,153
Other current liabilities	9	985
Total current liabilities	6,713	9,559
Long-term debt with related party	30,243	29,733
Preferred stock warrant liability	—	1,640
Other long-term liabilities	4	5
Total liabilities	36,960	40,937

Redeemable convertible preferred stock; $0.001 par value:
Series A Preferred stock: 22,501,174 shares previously authorized, no shares issued or outstanding at December 31, 2019 and 22,501,174 issued and outstanding at December 31, 2018	—	33,112
Series B Preferred stock: 82,891,619 shares previously authorized, no shares issued or outstanding at December 31, 2019 and 63,032,500 issued and outstanding at December 31, 2018	—	91,038
Total redeemable convertible preferred stock	—	124,150
Stockholders’ equity (deficit):
Preferred stock; $0.001 par value: 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock; $0.001 par value: 200,000,000 shares authorized; 11,406,976 and 296,629 shares issued and 11,406,221 and 295,717 shares outstanding at December 31, 2019 and 2018, respectively	11	—
Additional paid-in capital	198,829	—
Accumulated other comprehensive loss	(19)	—
Accumulated deficit	(167,859)	(137,860)
Total stockholders’ equity (deficit)	30,962	(137,860)
Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$67,922	$27,227

TELA Bio, Inc.

Consolidated Statements of Operations

(Unaudited, in thousands, except share and per share amounts)

	Three months ended		Year ended
	December 31,		December 31,
	2019	2018	2019	2018
Revenue	$4,864	$2,427	$15,446	$8,274
Cost of revenue (excluding amortization of intangible assets)	1,825	1,323	5,870	4,547
Amortization of intangible assets	76	76	304	785
Gross profit	2,963	1,028	9,272	2,942
Operating expenses:
Sales and marketing	5,382	4,016	18,060	13,646
General and administrative	2,486	1,533	6,223	4,899
Research and development	921	977	4,151	4,339
Gain on litigation settlement	—	—	—	(2,160)
Total operating expenses	8,789	6,526	28,434	20,724
Loss from operations	(5,826)	(5,498)	(19,162)	(17,782)
Other (expense) income:
Interest expense	(884)	(765)	(3,609)	(1,802)
Loss on extinguishment of debt	—	(1,207)	—	(1,822)
Change in fair value of preferred stock warrant liability	(1)	53	(5)	244
Other income	179	26	351	70
Total other (expense) income	(706)	(1,893)	(3,263)	(3,310)
Net loss	(6,532)	(7,391)	(22,425)	(21,092)
Accretion of redeemable convertible preferred stock to redemption value	(940)	(1,975)	(7,783)	(8,823)
Net loss attributable to common stockholders	$(7,472)	$(9,366)	$(30,208)	$(29,915)
Net loss per common share, basic and diluted	$(1.22)	$(31.70)	$(17.10)	$(101.41)
Weighted average common shares outstanding, basic and diluted	6,127,486	295,476	1,766,412	294,988